Exhibit 10.3

UNIT FORFEITURE AGREEMENT

This Unit Forfeiture Agreement is made as of the          day of             , 201    , by and between ElectroCore, LLC, a Delaware limited liability company (the “Company” or “ElectroCore”), and the Member of the Company whose name is set forth on the signature page hereto (the “Member”).

WHEREAS, in connection with the Letter Agreement (as defined below), the Member is being issued                  Units in the Company (the “Acquired Units”); and

WHEREAS, as a condition to such issuance, all of the Acquired Units shall be subject to forfeiture by the Member to the extent such Units are deemed Unvested Units hereunder in accordance with Section 2; and

WHEREAS, the Member agrees to be bound by the forfeiture provisions with respect to the Unvested Units pursuant to the terms of this Agreement.

NOW THEREFORE, the parties agree as follows:

1. Units. ElectroCore and the Member are party to a letter agreement dated on or about the date hereof pursuant to which the Member agreed to perform certain services to the Company as provided therein (the “Letter Agreement”). In the event that the Member’s service to ElectroCore pursuant to the Letter Agreement is terminated (provided that a change in status from employee to consultant shall not be deemed a termination of service for purposes of this Agreement), all or a portion of the Units will be subject to forfeiture by the Member as provided herein.

2. Forfeiture of Unvested Units.

2.1 In the event that the Member’s service to ElectroCore pursuant to the Letter Agreement is terminated for any reason (including, without limitation, death, disability, termination or voluntary resignation), as of such date (the “Termination Date”), the Member shall forfeit, and have no further right, title, interest or claim in or to any of the Acquired Units which as of the Termination Date are “Unvested Units” as defined below in Section 2.2 below.

2.2 Unvested Units. For purposes of this Agreement, “Unvested Units” means the Acquired Units which, as of the Termination Date, are designated “Unvested Units” pursuant to this Section 2 after taking into account Sections 2.3 and 2.4 hereto. The term “Unvested Units” shall initially mean all of the Acquired Units; provided, that (i) on the [12] month anniversary of your employment start date with the Company one-third of the Acquired Units shall cease to be Unvested units; and (ii) thereafter, quarterly on the first day of each quarterly monthly anniversary of such date the number of Unvested Units shall be reduced by 8.33% of the total Acquired Units until there are no Unvested Units remaining; provided, however, for purposes of clauses (i) and (ii) above from and after the Termination Date, there shall be no further reductions to the number of Unvested Units hereunder (whether pursuant to Sections 2.3, 2.4 or otherwise).

2.3 Acceleration Upon a Change in Control Event. In the event of a Change in Control Event (as defined in Section 2.5 below) prior to the Termination Date, then one hundred percent (100%) percent of the Unvested Units shall cease to be, and shall no longer be deemed, Unvested Units, upon such Change in Control Event.

2.4 Acceleration Upon Death or Disability. Notwithstanding anything to the contrary in this Agreement, one hundred percent (100%) of the then Unvested Units shall cease to be, and no longer be deemed, Unvested Units hereunder immediately upon the Member’s death and fifty percent (50%) of the then Unvested Units shall cease to be, and no longer be deemed, Unvested Units hereunder immediately in the event of the Member’s Disability (as defined in Section 2.5 below); provided, such event occurs on or prior to the Termination Date.

2.5 Certain Defined Terms. For purposes of this Agreement:

(i) “Change in Control Event” shall mean (A) any merger or consolidation in which (x) the Company is a constituent party or (y) a subsidiary of the Company is a constituent party and the Company issues equity pursuant to such merger or consolidation (except, in the case of both clauses (x) and (y) above, any such merger or consolidation involving the Company or a subsidiary in which the equity of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or equity that represent, immediately following such merger or consolidation at least a majority, by voting power, of the outstanding capital stock or equity of (aa) the surviving or resulting entity or (bb) if the surviving or resulting entity is wholly owned by another entity immediately following such merger or consolidation, of the parent entity of such surviving or resulting entity), or (B) the sale, lease, exchange or transfer in a single transaction or series of related transactions of all or substantially all of the assets of the Company. Notwithstanding the foregoing, neither an equity or other financing for capital raising purposes nor an internal reorganization shall be deemed a Change in Control Event.

(ii) “Disability” shall mean physical or mental disability, or combination thereof, which, in the good faith judgment of the Board of Managers of the Company, renders the Member incapable of performing the Member’s duties under the Letter Agreement for a cumulative period of sixty days in any consecutive twelve month period.

3. Certain Rights; Lock-up Agreement; Transfer Restrictions. (a) The Member agrees that, in the event that the Company effects any underwritten public offering of Common Stock registered under the Securities Act of 1933, none of the Acquired Units (nor any shares of capital stock received in respect thereof) nor any interest therein may be sold, offered for sale, pledged or otherwise disposed of, directly or indirectly (including through the granting of options or any hedging transactions), without the prior written consent of the managing underwriter(s) of the offering, for the same period of time after the execution of an underwriting agreement in connection with such offering, and on the same terms, that all of the Company’s then directors and executive officers agree to be restricted.

(b) Subject to any restrictions contained herein and in the Operating Agreement of the Company (as amended from time to time, the “Operating Agreement”), until such time, if at all, as such Units are forfeit as provided herein, the Member may exercise all rights and privileges of a member of the Company with respect to the Acquired Units and shall be deemed to be the holder for purposes of receiving any distributions that may be paid with respect to such Units and for the purpose of exercising any voting rights relating to such Units, even if some or all of such Units have not yet vested hereunder.

(c) In addition to any other limitation on transfer created by applicable securities laws or any other agreements between the Company and the Member, the Member shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in any Unvested Units. After any Acquired Units cease to be Unvested Units, the Member shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Units except in compliance with the provisions herein and applicable securities laws. Furthermore, the Acquired Units shall be subject to the terms and conditions contained in the Operating Agreement.

4. Tax Consequences. The parties hereto acknowledge that the Acquired Units are intended to constitute “profits interests” for services to be rendered for federal income tax purposes and the provisions of this Agreement, the Letter Agreement and the Operating Agreement shall be interpreted consistently therewith. It is understood that in connection with the issuance of such Units pursuant to the Letter Agreement, as of the date of such issuance, the capital accounts of the other members of the Company will be adjusted in accordance with Section 6.2 of the Company’s Operating Agreement based on an estimated value of the Company of $                 per Unit. The effect of this revaluation is that generally, with respect to such Units, the Member will be only be entitled to his or her share of profit in the Company in excess of the fair market value of the Company as of such revaluation date. The Member understands that the Member (and not the Company) shall be responsible for the Member’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Member understands that Section 83 of the Code may apply to property received for services rendered that is subject to a substantial risk of forfeiture and that, if applicable, the amount of income includible is equal to the difference between the amount paid for the property and the fair market value of such property as of the date such restrictions lapse. The Member has reviewed with the Member’s own tax advisors the federal, state, local and foreign tax consequences of his investment and the transactions contemplated by this Agreement. The Member is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

5. Remedies.

5.1 Equitable Relief. The Member acknowledges and agrees that a violation by him of any of the provisions of this Agreement will cause irreparable damage to the Company and that the Company will have no adequate remedy at law for such violation. Accordingly, the Member agrees that the Company shall be entitled as a matter of right to an injunction, specific performance, or other appropriate equitable relief from any court of competent jurisdiction, restraining any further violation of such provision or affirmatively compelling the Member to carry out his obligations hereunder. Such right to equitable relief shall be cumulative and in addition to whatever remedies the Company may have at law or in equity.

5.2 Rights of the Company. The Company shall not be required to (i) transfer on its books any Acquired Units that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of the Acquired Units, or otherwise to accord voting, dividend or liquidation rights to any transferee to whom Acquired Units have been transferred in contravention of this Agreement.

6. Miscellaneous.

6.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth on the signature page hereto or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by recognized overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

6.2 Entire Agreement. This Agreement, together with the Letter Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

6.3 Modifications. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

6.4 No Waivers. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.

6.5 Benefits and Obligations. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as expressly stated herein, nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

6.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of the State of New Jersey, without giving effect to the conflict of laws principles thereof.

6.7 Construction. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

6.8 Headings. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10 Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Furthermore, there shall be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be construed and enforced as legal, valid, and enforceable.

6.11 No Employment or Service Contract. Nothing in this Agreement shall confer upon the Member any right to remain an employee of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Member, which rights are hereby expressly reserved by each, to terminate the Member’s employment with ElectroCore at any time for any reason, with or without cause.

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IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal on the date first above written.

THE COMPANY:

ELECTROCORE, LLC

By:
Name: Title:

THE MEMBER:

Address: